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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE




                                                                         Years Ended December 31
                                                           ====================================================
                                                              1994                  1993               1992
                                                           ----------------------------------------------------
                                                                          (Thousands of Dollars,
                                                                    Except Share and Per Share Amounts)
Primary
-------

Net income (loss)                                         $   (1,103)          $     2,603          $     7,162
                                                          ===========          ===========          ===========

Weighted average shares                                     9,494,196            9,393,350            9,096,712
                                                          ===========          ===========          ===========


Net income (loss) per common share                        $     (.12)          $       .28          $       .79
                                                          ===========          ===========          ===========


Fully Diluted
-------------

Net income (loss)                                         $   (1,103)          $     2,603          $     7,162

Add:
    Interest on convertible debentures, net of
    applicable income taxes                               $     1,079          $     1,317          $     1,341
                                                          -----------          -----------          -----------

Net income (loss) for fully diluted net income
per share                                                 $      (24)          $     3,920          $     8,503
                                                          ===========          ===========          ===========

Weighted average shares used in calculating
primary net income (loss) per share                         9,494,196            9,393,350            9,096,712

Add:
    Shares issuable upon conversion of
    convertible debentures                                  1,182,238            1,254,286            1,486,039

Stock options                                                      --                   --               42,814
                                                          -----------          -----------          -----------

Weighted average shares used in calculating
fully diluted net income (loss) per common share           10,676,434           10,647,636           10,625,565
                                                          ===========          ===========          ===========

Fully diluted net income (loss) per common share          $        --          $       .37          $       .80
                                                          ===========          ===========          ===========





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